EXHIBIT 99.1


          Gulf Island Fabrication, Inc. Reports Fourth Quarter Earnings


     HOUMA, La.--(BUSINESS WIRE)--Feb. 1, 2006--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $2.7 million ($.22 diluted EPS) on revenue of $41.4 million for its fourth quarter ended December 31, 2005, compared to net income of $2.9 million ($.23 diluted EPS) on revenue of $45.9 million for the fourth quarter ended December 31, 2004. Net income for the twelve months ended December 31, 2005 was $13.0 million ($1.05 diluted EPS) on revenue of $188.5 million, compared to net income of $12.0 million ($.99 diluted
EPS) on revenue of $173.9 million for the twelve months ended December 31, 2004. The company had a revenue backlog of $114.6 million and a labor backlog of approximately 1.4 million man-hours remaining to work, which consist of work remaining at December 31, 2005 and commitments received since December 31, 2005. This backlog excludes contracts assumed in the Gulf Marine Fabricators asset purchase. The Company anticipates that approximately 93% of this backlog will be completed during the year 2006.



                       Selected Balance Sheet Information
                                 (in thousands)

                                            December 31,  December 31,
                                                2005          2004
                                            ------------  ------------
Cash, cash equivalents and short-term
 investments                                $    35,901   $    40,397
Total current assets                            103,595        91,290
Property, plant and equipment, at cost,
 net                                             59,561        60,346
Total assets                                    163,806       152,285
Total current liabilities                        16,271        16,076
Debt                                                  0             0
Sharholders' equity                             138,265       126,584
Total liabilities and shareholders' equity      163,806       152,285



     The management of Gulf Island Fabrication, Inc. will hold a conference call on Wednesday, February 1, 2006, at 9:00 a.m. Central Time (10:00 a.m. Eastern
Time) to discuss the Company's financial results for the quarter ended December 31, 2005. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.800.946.0741. A digital rebroadcast of the call is available two hours after the call and ending February 10, 2006 by dialing 1.888.203.1112, replay passcode: 2962496.

     Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.




                          GULF ISLAND FABRICATION, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
                      (in thousands, except per share data)

                                   Three Months      Twelve Months
                                      Ended              Ended
                                   December 31,       December 31,
                                 ----------------- -------------------
                                    2005     2004      2005      2004
                                 -------- -------- --------- ---------

Revenue                          $41,426  $45,888  $188,545  $173,878
Cost of revenue                   36,973   40,740   164,548   151,205
                                 -------- -------- --------- ---------
Gross profit                       4,453    5,148    23,997    22,673
General and administrative
 expenses                          1,303    1,055     5,681     4,818
                                 -------- -------- --------- ---------
Operating income                   3,150    4,093    18,316    17,855

Other income (expense):
Interest expense                     (10)    (111)      (55)     (147)
Interest income                      440      270     1,395       625
Other                               (455)     (72)     (460)      (21)
                                 -------- -------- --------- ---------
                                     (25)      87       880       457
                                 -------- -------- --------- ---------

Income before income taxes         3,125    4,180    19,196    18,312

Income taxes                         423    1,324     6,209     6,270
                                 -------- -------- --------- ---------


Net income                        $2,702   $2,856   $12,987   $12,042
                                 ======== ======== ========= =========

Per share data:
Basic earnings (loss) per share    $0.22    $0.24     $1.06     $1.00
                                 ======== ======== ========= =========
Diluted earnings (loss) per
 share                             $0.22    $0.23     $1.05     $0.99
                                 ======== ======== ========= =========

Weighted-average shares           12,275   12,150    12,242    12,054
Effect of dilutive securities:
 employee stock options              172      126       134       134
                                 -------- -------- --------- ---------
Adjusted weighted-average shares
 (1)                              12,447   12,276    12,376    12,188
                                 ======== ======== ========= =========

Depreciation and amortization
 included in expense above        $1,574   $1,545    $6,279    $6,041
                                 ======== ======== ========= =========

Cash dividend declared per
 common share                     $0.075   $0.050    $0.300    $0.200
                                 ======== ======== ========= =========

(1) The calculation of diluted earnings per share assumes that all stock options are exercised and that the assumed proceeds are used to purchase shares at the average market price for the period.




     CONTACT: Gulf Island Fabrication Inc., Houma
              Kerry J. Chauvin, 985-872-2100
              or
              Joseph ''Duke'' Gallagher, 985-872-2100